Exhibit 99.1

LINCOLN FINANCIAL GROUP ELECTS
DEIRDRE P. CONNELLY TO SERVE ON BOARD OF DIRECTORS

Radnor, PA, May 31, 2016 – Lincoln Financial Group (NYSE:LNC) announced today that Deirdre P. Connelly has been elected to serve on its Board of Directors.

Connelly served from February 2009 until her retirement in February 2015 as president of North American Pharmaceuticals at GlaxoSmithKline. Before joining GlaxoSmithKline, she was with Eli Lilly and Company for 26 years, culminating with her role as president of U.S. Operations from June 2005 to January 2009. Connelly currently sits on the board of Macy’s, Inc., a post she has held since 2008.

“Deirdre is an accomplished business leader with a proven track record of effective executive leadership,” said William H. Cunningham, chairman of the board for Lincoln Financial Group. “I know I speak for my colleagues when I say that we could not be more pleased that Deirdre has joined the Lincoln Board, and we look forward to her many contributions.”

From 2006 to 2014, Connelly was recognized by Fortune magazine as one of the 50 most powerful women in business. In 2008, she was appointed to the President’s Commission on White House Fellowships, a prestigious annual program that fosters leadership and public service.

“Deirdre has extensive experience which will add to that of our existing directors, further strengthening our already high-quality board.  Our board makes significant contributions which help to build long-term shareholder value.” said Dennis R. Glass, president and CEO of Lincoln Financial Group.

Connelly earned a bachelor's degree in Economics and Business Management from Lycoming College. She is also a graduate of Harvard University's Advanced Management Program.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $220 billion in assets under management as of March 31, 2016. Learn more at: www.LincolnFinancial.com. Find us on Facebook, Twitter, LinkedIn and YouTube. To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Contacts:	Michael Arcaro	Chris Giovanni
	484 583-1799	484 583-1799
	Media Relations	Investor Relations
	michael.arcaro@lfg.com	investorrelations@lfg.com